Exhibit 2.1

PLAN OF DOMESTICATION

FOR DOMESTICATING

INFORMATION ANALYSIS INCORPORATED

a Virginia corporation

TO

WAVEDANCER, INC.

a Delaware corporation

This PLAN OF DOMESTICATION (together with all of the exhibits attached hereto, the “Plan”), dated December 14, 2021, is hereby adopted by Information Analysis Incorporated, a Virginia corporation (the “Company”), in order to set forth the terms, conditions and procedures governing the domestication of the Company from a Virginia corporation to a Delaware corporation pursuant to Article 12.1 of the Virginia Stock Corporation Act, as amended (the “SCA”), and Section 265 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

RECITALS

WHEREAS, the Company is a corporation organized and existing under the laws of the Commonwealth of Virginia;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it would be in the best interests of the Company and its shareholders for the Company to domesticate from a Virginia corporation to a Delaware corporation pursuant to Article 12.1 of the SCA and Section 265 of the DGCL; and

WHEREAS, the form, terms and provisions of the Plan have been authorized, approved and adopted pursuant to a joint written consent of the Board and the holders of more than 50% of the issued and outstanding common stock of the Company.

NOW, THEREFORE, BE IT RESOLVED, that the Company hereby adopts the Plan as follows:

1.    Domestication.

(a)    Upon the Effective Date (as hereinafter defined), the Company shall be domesticated from a Virginia corporation to a Delaware corporation pursuant to Article 12.1 of the SCA and Section 265 of the DGCL (the “Domestication”), and the Company, as domesticated to a Delaware corporation (the “Resulting Company”), shall thereafter be subject to all of the provisions of the DGCL, except that notwithstanding Section 106 of the DGCL, the existence of the Resulting Company shall be deemed to have commenced on the date the Company commenced its existence in the Commonwealth of Virginia.

(b)    As promptly as practicable following the adoption of the Plan, the Company shall cause the Domestication to be effective by:

(i)    filing Articles of Incorporation Surrender pursuant to Section 13.1-722.5 of the SCA, substantially in the form attached hereto as Exhibit A (the “Articles of Incorporation Surrender”), with the Clerk of the State Corporation Commission of the Commonwealth of Virginia;

(ii)    filing a Certificate of Conversion, substantially in the form attached hereto as Exhibit B, pursuant to Sections 103 and 265 of the DGCL (the “Certificate of Conversion”), with the Secretary of State of the State of Delaware; and

(iii)    filing a Certificate of Incorporation of the Resulting Company, substantially in the form attached hereto as Exhibit C (the “Certificate of Incorporation”), with the Secretary of State of the State of Delaware.

(c)    Upon the Effective Date, the bylaws, substantially in the form attached hereto as Exhibit D (the “Delaware Bylaws”), will be the bylaws of the Resulting Company, and the Board of Directors of the Resulting Company shall adopt the Delaware Bylaws as promptly as practicable following the Effective Date.

2.    Effect of Domestication.

(a)    Upon the Effective Date, the name of the Resulting Company will be “WaveDancer, Inc.”

(b)    Upon the Effective Date, by virtue of the Domestication and without any further action on the part of the Company or its shareholders, the Resulting Company shall, for all purposes of the laws of the State of Delaware, be deemed to be the same entity as the Company existing immediately prior to the Effective Date. Upon the Effective Date, by virtue of the Domestication and without any further action on the part of the Company or its shareholders, for all purposes of the laws of the State of Delaware, all of the rights, privileges and powers of the Company existing immediately prior to the Effective Date, and all property, real, personal and mixed, and all debts due to the Company existing immediately prior to the Effective Date, as well as all other things and causes of action belonging to the Company existing immediately prior to the Effective Date, shall remain vested in the Resulting Company and shall be the property of the Resulting Company and the title to any real property vested by deed or otherwise in the Company existing immediately prior to the Effective Date shall not revert or be in any way impaired by reason of the Domestication; but all rights of creditors and all liens upon any property of the Company existing immediately prior to the Effective Date shall be preserved unimpaired, and all debts, liabilities and duties of the Company existing immediately prior to the Effective Date shall remain attached to the Resulting Company upon the Effective Date, and may be enforced against the Resulting Company to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Resulting Company in its capacity as a corporation of the State of Delaware. The rights, privileges, powers and interests in property of the Company existing immediately prior to the Effective Date, as well as the debts, liabilities and duties of the Company existing immediately prior to the Effective Date, shall not be deemed, as a consequence of the Domestication, to have been transferred to the Resulting Company upon the Effective Date for any purpose of the laws of the State of Delaware.

(c)    The Domestication shall not be deemed to affect any obligations or liabilities of the Company incurred prior to the Domestication or the personal liability of any person incurred prior to the Domestication.

3.    Taxes. The Company intends for the Domestication to constitute a tax-free reorganization qualifying under Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, neither the Company nor any of its shareholders should recognize gain or loss for federal income tax purposes as a result of the Domestication.

4.    Effective Date. The Domestication shall become effective upon the filing of the Articles of Incorporation Surrender, the Certificate of Conversion and the Certificate of Incorporation (the time of the effectiveness of the Domestication, the “Effective Date”).

5.    Effect of Domestication on the Company’s Securities. Upon the Effective Date, by virtue of the Domestication and without any further action on the part of the Company or its shareholders each share of common stock of the Company (the “Common Stock”), that is issued and outstanding immediately prior to the Effective Date shall convert into one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Resulting Company and all of the outstanding certificates representing shares of the Common Stock immediately prior to the Effective Date shall be deemed for all purposes to continue to evidence ownership of of the Resulting Company Common Stock.

6.    Effect of Domestication on Directors and Officers. Upon the Effective Date, by virtue of the Domestication and without any further action on the part of the Company or its shareholders, the members of the Board and the officers of the Company holding their respective offices in the Company existing immediately prior to the Effective Date shall continue in their respective offices as members of the Board and officers of the Resulting Company.

7.    Further Assurances. If, at any time after the Effective Date, the Resulting Company shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of the Plan, (a) to vest, perfect or confirm, of record or otherwise, in the Resulting Company its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Company existing immediately prior to the Effective Date, or (b) to otherwise carry out the purposes of the Plan, the Resulting Company and its officers and directors are hereby authorized to solicit in the name of the Resulting Company any third-party consents or other documents required to be delivered by any third-party, to execute and deliver, in the name and on behalf of the Resulting Company all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of the Resulting Company, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Company existing immediately prior to the Effective Date and otherwise to carry out the purposes of the Plan.

8.    Termination; Amendment. At any time prior to the Effective Date, the Plan may be terminated or amended by action of the Board if, in the opinion of the Board, such action would be in the best interests of the Company and its shareholders.

9.    Third Party Beneficiaries. The Plan shall not confer any rights or remedies upon any person other than as expressly provided herein.

10.    Severability. Whenever possible, each provision of the Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused the Plan to be duly executed as of the date first above written.

WaveDancer, Inc.

By: /s/ G. James Benoit, Jr.

Name: G. James Benoit, Jr.

Title: Chief Executive Officer

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